Exhibit 99.1

FOR IMMEDIATE RELEASE

November 8, 2018

Sorrento Therapeutics Closes FIVE-YEAR TERM LOAN Financing For up to $150 Million

SAN DIEGO, November 8, 2018 /GlobeNewswire/ — Sorrento Therapeutics, Inc. (NASDAQ: SRNE), a clinical-stage immunotherapy biotech company, announces the closing of a debt financing for up to $150 million. The financing is being provided by funds and accounts managed by Oaktree Capital Management, L.P. (“Oaktree”), a leading global investment firm. An affiliate of Oaktree is the sole administrative agent and collateral agent for the financing and Morgan Stanley & Co. LLC served as the sole placement agent for the transaction.

“With this financing, we believe we now have adequate funding for up to the next two years, enabling us to bring several of our key clinical programs in the CAR-T and non-opioid pain management space to FDA approvals and potential commercialization”, said Henry Ji, Ph.D., Chairman, President and Chief Executive Officer. “Additionally, with encouraging data readout from our ongoing Anti-CEA trial for liver metastases among pancreatic cancer patients and our recently initiated Anti-CD38 CAR-T trial for multiple myeloma cancer patients, we are optimistic about potential collaborations with strategic partners.”

Building off its industry-leading fully human antibody G-MAB™ library, a wide array of innovative technologies such as the Sofusa™ lymphatics delivery system, and multi-site multi-modality cGMP facilities, Sorrento continues to expand and advance its robust clinical product pipeline.

The financing is a senior secured five-year term loan, with the first tranche of $100 million already funded and an additional tranche of $50 million available subject to Sorrento’s achievement of certain business milestones in the next nine to twelve months.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases. Sorrento's multimodal multipronged approach to fighting cancer is made possible by its’ extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”), intracellular targeting antibodies (“iTAbs”), antibody-drug conjugates (“ADC”), and clinical stage oncolytic virus (“Seprehvir®”).

Sorrento's commitment to life-enhancing therapies for cancer patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule in Resiniferatoxin (“RTX”) and ZTlido™. Resiniferatoxin is completing a phase IB trial in terminal cancer patients. ZTlido was approved by the FDA on 02/28/18 for the treatment of post-herpetic neuralgia.

For more information visit www.sorrentotherapeutics.com

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward looking statements include statements regarding the sufficiency of the proceeds from the financing, the length of time that such proceeds are expected to provide funding to Sorrento and the expected use of such proceeds, the developments of and prospects for Sorrento's and its subsidiaries’ and affiliates’ products and technologies, including their respective antibody and CAR and CAR-T products and technologies (including, but not limited to, Anti-CD38 CAR-T and Anti-CEA); Sorrento's collaboration and strategic partnership prospects, ability to leverage the expertise of its employees, subsidiaries, affiliates and partners to assist the company in the execution of its strategies; the data and outcomes from any clinical trials; Sorrento's M&A and licensing strategy; Sorrento's and its partners’ abilities to accelerate the development of any lead programs in the clinic; the timing of expected clinical development programs and clinical trials and FDA submissions; Sorrento’s and its’ subsidiaries’ abilities to supply drug product; and expectations for Sorrento's and its subsidiaries', affiliates’ and joint ventures’ technologies and product candidates. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento's, its subsidiaries', affiliates’ and partners’ technologies and prospects; clinical development risks, including risks in the progress, timing, cost, and results of clinical trials and product development programs; risk of difficulties or delays in obtaining regulatory approvals; risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval; risks related to seeking regulatory approvals and conducting clinical trials; risks of supplying drug product; and other matters that are described in Sorrento's Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Media and Investor Relations

Contact: Alexis Nahama, DVM (VP Corporate Development)

Telephone: 1.858.203.4120

Email: mediarelations@sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

Sofusa™ and G-MAB™ are trademarks owned by Sorrento.

ZTlido™ is a trademarks owned by Scilex Pharmaceuticals, Inc.

Seprehvir®, is a registered trademark of Virttu Biologics Limited, a wholly-owned subsidiary of TNK Therapeutics, Inc. and part of the group of companies owned by Sorrento Therapeutics, Inc.

All other trademarks are the property of their respective owners.

© 2018 Sorrento Therapeutics, Inc. All Rights Reserved.